EXHIBIT 99.1

7961 Shaffer Parkway Suite 5 Littleton, CO 80127 Phone: 720-981-1185	Trading Symbol: VGZ Toronto and NYSE American Stock Exchanges

__________________ NEWS _________________

Vista Gold Corp. Announces Voting Results from Annual General Meeting

Denver, Colorado, May 2, 2019 - Vista Gold Corp. (the “Company,” “we” or “our”) (NYSE American and TSX: VGZ) today announced the voting results from its annual general and special meeting of shareholders held on Thursday, May 2, 2019 in Vancouver, British Columbia (the “Meeting”).

A total of 70,930,518 common shares in the capital of the Company (“Common Shares”) were represented at the meeting, being 70.72% of the Common Shares.  Detailed results for the ballot votes for the election of directors are as follows:
Proposal	Votes For %	Votes Withheld %
Election of John M. Clark as Director	98.16	1.84
Election of Frederick H. Earnest as Director	98.18	1.82
Election of W. Durand Eppler as Director	98.09	1.91
Election of Deborah J. Friedman as Director	98.06	1.94
Election of C. Thomas Ogryzlo as Director	98.04	1.96
Election of Michael B. Richings as Director	97.45	2.55
Election of Tracy A. Stevenson as Director	98.14	1.86

In addition, at the Meeting, shareholders appointed Plante & Moran PLLC as auditors of the Company and passed ordinary resolutions to approve: on an advisory basis, the compensation of the Company’s Named Executive Officers; the amendments to the Company’s Long Term Equity Incentive Plan and all unallocated awards granted thereunder; and the Company’s Deferred Share Unit Plan.
About Vista Gold Corp.
The Company is a well-funded gold project developer. Our principal asset is our flagship Mt Todd gold project in Northern Territory, Australia. Mt Todd is the largest undeveloped gold project in Australia. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

For further information, please contact Pamela A. Solly, Vice President of Investor Relations at (720) 981-1185 or ir@vistagold.com.